As filed with the Securities and Exchange Commission on February 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHABET INC.

(Exact name of Registrant as specified in its charter)

Delaware	61-1767919
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry Page

Chief Executive Officer

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela L. Marcogliese, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class C capital stock, $0.001 par value	330,240	$691.72	$228,433,612.8	$23,003.26

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s Class C capital stock on February 10, 2016, as reported on The Nasdaq Global Select Market.
(2)	Calculated pursuant to Rule 457 of the Securities Act.

330,240 Shares

Alphabet Inc.

Class C Capital Stock

All of the shares of our Class C capital stock (the “Class C Capital Stock”) in this offering are being sold by the selling stockholders identified in this prospectus or a supplement hereto. The shares of our Class C Capital Stock that may be offered by each selling stockholder using this prospectus represent shares of our Class C Capital Stock that we issued to such selling stockholder in connection with our acquisition of bebop Technologies, Inc. (“bebop”). We will not receive any of the proceeds from the sale of these shares of our Class C Capital Stock by the selling stockholders.

Our board of directors (“Board of Directors”) has authorized three classes of stock, Class A common stock (the “Class A Common Stock”), Class B common stock (the “Class B Common Stock”), and Class C Capital Stock. The rights of the holders of each class of stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to 10 votes per share. Class C Capital Stock has no voting rights, except as required by applicable law. Shares of Class B Common Stock may be converted at any time at the option of the holder to, and automatically convert upon sale or transfer to, Class A Common Stock.

Our Class C Capital Stock is listed on The Nasdaq Global Select Market under the symbol “GOOG.” The closing price of our Class C Capital Stock on February 10, 2016 was $684.12 per share.

The shares of our Class C Capital Stock offered by the selling stockholders may be sold at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices. This prospectus describes the general manner in which the shares of our Class C Capital Stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of Class C Capital Stock may be offered and sold will be described in a supplement to this prospectus.

Investing in our Class C Capital Stock involves risks. You should carefully consider the risks referenced under “Risk Factors” on page 2 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any supplement hereto, before making a decision to invest in our Class C Capital Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2016.

We and any selling stockholders are responsible for the information contained and incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on behalf of us. Neither we nor any selling stockholders have authorized anyone to give you any other information, and we or any selling stockholders take no responsibility for any other information that others may give you. We and any selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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FORWARD-LOOKING STATEMENTS

This prospectus and any amendment or supplement thereto, including the documents incorporated by reference into this prospectus and any amendment or supplement thereto, includes forward looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success and trends in our business;

•	our plans to continue to invest in new businesses, products and technologies, systems, facilities, and infrastructure, to continue to hire aggressively and provide competitive compensation programs, as well as to continue to invest in acquisitions;

•	seasonal fluctuations in internet usage and advertiser expenditures, traditional retail seasonality and macroeconomic conditions, which are likely to cause fluctuations in our quarterly results;

•	the potential for declines in our revenue growth rate;

•	our expectation that growth in advertising revenues from our websites will continue to exceed that from our Google Network Members’ websites, which will have a positive impact on our operating margins;

•	our expectation that we will continue to take steps to improve the relevance of the ads we deliver and to reduce the number of accidental clicks;

•	fluctuations in the rate of change in revenue and revenue growth, as well as the rate of change in paid clicks and average cost-per-click and various factors contributing to such fluctuations;

•	our belief that our foreign exchange risk management program will not fully offset our net exposure to fluctuations in foreign currency exchange rates;

•	the expected increase of costs related to hedging activities under our foreign exchange risk management program;

•	our expectation that our cost of revenues, research and development expenses, sales and marketing expenses, and general and administrative expenses will increase in dollars and may increase as a percentage of revenues;

•	our potential exposure in connection with pending investigations, proceedings, and other contingencies;

•	our expectation that our traffic acquisition costs will fluctuate in the future;

•	our continued investments in international markets;

•	estimates of our future compensation expenses;

•	fluctuations in our effective tax rate;

•	the sufficiency of our sources of funding;

•	our payment terms to certain advertisers, which may increase our working capital requirements;

•	fluctuations in our capital expenditures;

•	our expectations related to the new operating structure implemented pursuant to the holding company reorganization and the associated disclosure implications;

•	the expected timing and amount of Alphabet Inc.’s stock repurchase;

•	our intention to align our capital structure so that debt is held at the holding company level;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These forward-looking statements also include all statements other than statements of historical facts

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contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. The words “will,” “will continue,” “will likely result,” “may,” “could,” “likely,” “ongoing,” “continue,” “anticipate,” “estimate,” “predict,” “expect,” “project,” “intend,” “plan,” “believe,” “anticipate,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, including in the section captioned “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in particular, the risks discussed in the sections captioned “Note About Forward-Looking Statements” and “Item 1A. Risk Factors,” and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and our other filings with the SEC.

“Alphabet,” “Google” and other trademarks of ours appearing in this prospectus are our property. This prospectus and the documents incorporated by reference in this prospectus contain additional trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 11, 2016, and in other documents that we subsequently file with the SEC that are incorporated by reference herein.

Alphabet Inc.

Alphabet is a collection of businesses, the largest of which is Google. Alphabet also includes businesses that we combine as Other Bets and generally are far afield of our main Internet products, such as Verily, Calico, X, Nest GV, Google Capital, and Access/Google Fiber. Our Alphabet structure is about helping businesses within Alphabet prosper through strong leaders and independence.

At Google, our innovations in search and advertising have made our website widely used and our brand one of the most recognized in the world. We generate revenues primarily by delivering online advertising that consumers find relevant and that advertisers find cost-effective. Google’s core products such as Search, Android, Maps, Chrome, YouTube, Google Play and Gmail each have over one billion monthly active users. Google’s vision is to remain a place of incredible creativity and innovation that uses our technical expertise to tackle big problems. Our Other Bets are also making important strides in their industries, and our goal is for them to become thriving, successful businesses in the long term.

We were incorporated under the laws of the State of Delaware in July 2015. In October 2015, we implemented a holding company reorganization in which we became the successor registrant to our wholly-owned subsidiary, Google. Our headquarters are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 253 0000. Our Class C Capital Stock and Class A Common Stock are listed on The NASDAQ Global Select Market under the symbols “GOOG” and “GOOGL” respectively. We maintain a number of websites, including www.abc.xyz. The information on, or accessible through, our websites is not part of this prospectus.

RISK FACTORS

You should carefully consider, among other things, the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 11, 2016, and in other documents that we include or incorporate by reference into this prospectus.

USE OF PROCEEDS

All of the shares of Class C Capital Stock being offered hereby are being sold by the selling stockholders identified in this prospectus or a supplement hereto. We will not receive any proceeds from the sale of shares of Class C Capital Stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from this offering. See “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our Class C Capital Stock held by the selling stockholders listed in the table below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(a)(2) of the Securities Act in connection with our acquisition of bebop on December 17, 2015. The registration statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholders as part of our acquisition.

Under the terms of the registration rights agreement, dated as of December 14, 2015, among us, the selling stockholders and Diane B. Greene, as stockholders’ representative, we will pay all registration and filing fees and printing costs, including fees of our counsel and accountants in connection with such registration and filing; except that the selling stockholders will pay the fees and expenses of their own counsel and will bear all agent or broker fees and commissions and transfer and other taxes associated with the selling stockholders’ sale of securities. Our expenses for the registration of the shares of Class C Capital Stock are estimated to be approximately $193,000.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Class C Capital Stock held by the selling stockholders as of February 10, 2016, except as described in the notes to such table. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class C Capital Stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class C Capital Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of Class C Capital Stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 345,544,269 shares of our Class C Capital Stock outstanding at February 5, 2016, determined in accordance with Rule 13d-3 under the Exchange Act.

Except as otherwise described in the table below with respect to Diane B. Greene, Mendel Rosenblum, certain former employees of bebop, and current employees of Alphabet that were formerly employees at bebop, based upon written representations from the selling stockholders, none of the selling stockholders named on an individual basis has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers purchased the shares of Class C Capital Stock outside the ordinary course of business or, at the time of their acquisition of the shares of Class C Capital Stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

The registration statement of which this prospectus forms a part does not cover the resale of the 183,341 shares of our Class C Capital Stock that remain subject to indemnity, escrow, security or vesting provisions (the “Additional Shares”) under the amended and restated agreement and plan of merger, dated as of December 14, 2015, among us, Google, Hamato Inc., Tokka LLC, bebop and Diane B. Greene, as stockholders’ representative (the “Merger Agreement”) and related agreements because either the resale of such shares is covered by another registration statement or because such shares will vest after the effectiveness of the registration statement of which this prospectus forms a part.

	Prior to the offering(1)			After the offering(3)
Name of Selling Stockholder	Number of shares of Class C Capital Stock beneficially owned	Percent of shares of Class C Capital Stock outstanding	Number of shares of Class C Capital Stock being registered for resale (2)	Number of shares of Class C Capital Stock beneficially owned	Percent of shares of Class C Capital Stock outstanding
Selling stockholders who beneficially own, in the aggregate, less than 1% of our Class C Capital Stock(4)	518,180	*	330,240	187,940	*

Total shares of our Class C Capital Stock registered			330,240

*	Represents less than 1% of the total aggregate amount of shares of our Class C Capital Stock outstanding as of February 5, 2016.
(1)	The amounts set forth in these columns include the shares of our Class C Capital Stock beneficially owned by each selling stockholder as of February 10, 2016 (including any shares that the selling stockholder has the right to acquire within 60 days of the date hereof through the exercise of any options or other rights and the Additional Shares).
(2)	The amounts set forth in this column are the shares of our Class C Capital Stock that may be offered by each selling stockholder using this prospectus. These amounts do not include any other shares of our Class C Capital Stock that the selling stockholders may own beneficially or otherwise.
(3)	Assumes all shares of our Class C Capital Stock being offered hereby are sold by the selling stockholders.
(4)	Includes Diane B. Greene, a member of our Board of Directors, Mendel Rosenblum, Diane B. Greene’s husband and a former employee and stockholder of bebop, certain selling stockholders who were former employees of bebop, and certain selling stockholders that were former employees of bebop and who are current employees of Alphabet. Diane B. Greene and Mendel Rosenblum may make a contribution of shares of Class C Capital Stock to one or more donor-advised funds, including Jasper Ridge Charitable Fund and Schwab Charitable Fund. In such case, the recipient donor-advised fund, if it chooses to participate in this offering, will be the selling stockholder with respect to the donated shares. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our Class A Common Stock, Class B Common Stock, Class C Capital Stock, and preferred stock (collectively, the “Alphabet securities”) does not purport to be complete. This summary is subject to and qualified by the provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Amended and Restated Bylaws (“Bylaws”), the terms of our Class C Undertaking (as defined below), and certain Transfer Restriction Agreements (as defined below), copies of which are incorporated herein by reference. Additionally, the Delaware General Corporation Law (“DGCL”), as amended, also affects the terms of our capital stock.

Our Certificate of Incorporation provides for (1) the Class A Common Stock, which has one vote per share; (2) the Class B Common Stock, which has 10 votes per share; and (3) the Class C Capital Stock, which has no voting rights unless otherwise required by law. Our Certificate of Incorporation also provides for 100,000,000 shares of preferred stock.

Our authorized capital stock consists of 15,100,000,000 shares, each with a par value of $0.001 per share, of which:

•	9,000,000,000 shares are designated as Class A Common Stock;

•	3,000,000,000 shares are designated as Class B Common Stock;

•	3,000,000,000 shares are designated as Class C Capital Stock; and

•	100,000,000 shares are designated as preferred stock.

At February 5, 2016 there were 292,585,668 shares of Class A Common Stock issued and outstanding, 50,199,837 shares of Class B Common Stock issued and outstanding and 345,544,269 shares of Class C Capital Stock issued and outstanding. At that date, there were no shares of preferred stock outstanding.

Capital Stock

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock have identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to 10 votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

Holders of shares of Class C Capital Stock have no voting rights, unless otherwise required by law.

The DGCL could require the holders of any of the shares of Class A Common Stock, Class B Common Stock, or Class C Capital Stock to vote separately as a single class in the following circumstances:

•	If we amended our Certificate of Incorporation to increase or decrease the par value of the shares of a class of stock, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment.

•	If we amended our Certificate of Incorporation in a manner that altered or changed the powers, preferences, or special rights of the shares of a class of stock so as to affect them adversely, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment.

As permitted by the DGCL and as set forth in our Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock, and Class C Capital Stock do not have the right to vote separately as a single class if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized shares of Class A Common Stock, Class B Common Stock, and Class C Capital Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

We have not provided for cumulative voting for the election of directors.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Class A Common Stock, Class B Common Stock, and Class C Capital Stock will be entitled to share equally, on a per share basis, in any dividends that our Board of Directors may determine to issue from time to time. In the event that a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock, or rights to acquire shares of Class A Common Stock or Class B Common Stock, (1) the holders of shares of Class A Common Stock shall receive Class A Common Stock, or rights to acquire shares of Class A Common Stock, as the case may be; (2) the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as the case may be; and (3) the holders of shares of Class C Capital Stock shall receive shares of Class C Capital Stock, or rights to acquire shares of Class C Capital Stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock. Immediately prior to the earlier of (1) any distribution of our assets in connection with a liquidation, dissolution, or winding-up, or (2) any record date established to determine the holders of our capital stock entitled to receive such distribution, each share of Class C Capital Stock shall automatically be converted into one share of Class A Common Stock.

Conversion

Shares of Class A Common Stock are not convertible into any other shares of our capital stock.

Other than in connection with a liquidation as described above, shares of Class C Capital Stock are not convertible into any other shares of our capital stock.

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock upon written notice to our transfer agent. In addition, each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain transfers described in our Certificate of Incorporation, including the following:

•	Transfers between Larry Page and Sergey Brin, Google’s co-founders, subject to the requirements of the Transfer Restriction Agreements (as described below).

•	Transfers for tax and estate planning purposes, including to trusts, corporations, and partnerships established or controlled by a holder of Class B Common Stock.

In addition, partnerships or limited liability companies that held more than 5% of the total outstanding shares of Class B Common Stock as of the closing of Google’s initial public offering in 2004 may distribute their shares of Class B Common Stock to their respective partners or members (who may further distribute the shares of Class B

Common Stock to their respective partners or members) without triggering a conversion to shares of Class A Common Stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding the partnership or limited liability company.

The death of any holder of shares of Class B Common Stock who is a natural person will result in the conversion of his or her shares of Class B Common Stock, and any shares held by his or her permitted entities, into shares of Class A Common Stock. However, subject to the terms of the Transfer Restriction Agreements, either of Larry or Sergey may transfer voting control of his shares of Class B Common Stock and those held by his permitted entities to the other contingent or effective upon his death without triggering a conversion into shares of Class A Common Stock, but the shares of Class B Common Stock so transferred will convert to Class A Common Stock nine months after the death of the transferring founder.

Once transferred and converted into shares of Class A Common Stock, shares of Class B Common Stock shall not be reissued.

No class of our capital stock may be subdivided or combined unless the other classes of capital stock are concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

Except as expressly provided in our Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, or other business combination requiring the approval of our stockholders entitled to vote thereon (whether or not we are the surviving entity), the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of shares of Class B Common Stock, and the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of shares of Class B Common Stock. In the event of any (1) tender or exchange offer to acquire any shares of Class A Common Stock or Class B Common Stock by any third party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any shares of Class A Common Stock or Class B Common Stock, the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of shares of Class B Common Stock, and the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of shares of Class B Common Stock.

Except as expressly provided in our Certificate of Incorporation, shares of Class C Capital Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A Common Stock and Class B Common Stock as to all matters. In the event of any merger, consolidation, or other business combination requiring the approval of our stockholders entitled to vote thereon (whether or not we are the surviving entity), the holders of shares of Class C Capital Stock shall receive the same amount and form of consideration on a per share basis as the consideration, if any, received by holders of shares of Class A Common Stock in connection with such merger, consolidation or combination (and if holders of shares of Class A Common Stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class A Common Stock, then the holders of shares of Class C Capital Stock shall be entitled to make the same election as to their shares of Class C Capital Stock). In the event of any (1) tender or exchange offer to acquire any shares of Class A Common Stock or Class B Common Stock by any third party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any shares of Class A Common Stock or Class B Common Stock, the holders of shares of Class C Capital Stock shall receive the same amount and form of consideration on a per share basis as the consideration received by holders of shares of Class A Common Stock (and if holders of shares of Class A Common Stock are entitled to make an election as to the amount or form of consideration that such holders shall receive in any such tender or exchange offer with respect to their shares of Class A Common Stock, then the holders of shares of Class C Capital Stock shall be entitled to make the same election as to their shares of Class C Capital Stock).

Class C Settlement Agreement

In connection with the adjustment of Google’s capital structure by establishing the Google Class C Capital Stock, and the dividend of one share of Google Class C Capital Stock for each share of Google Class A Common Stock and Google Class B Common Stock outstanding on March 27, 2014 (the “Class C dividend”), on October 28, 2013, the Delaware Court of Chancery approved a settlement entered into by Google, the Board of Directors of Google and the plaintiffs in the class action litigation involving the authorization to distribute Google Class C Capital Stock captioned In Re: Google Inc. Class C Shareholder Litigation, Civil Action No. 7469-CS. The parties subsequently filed a Revised Stipulation of Compromise and Settlement with the Court, which issued an Order and Final Judgment on November 6, 2013 that fully approved the parties’ settlement agreement (the “Google Class C Settlement”). Additionally, on October 2, 2015, we entered into a Class C Undertaking pertaining to the Google Class C Settlement, pursuant to which Alphabet will undertake, with respect to the Alphabet securities, to be bound by the restrictions, undertakings and all continuing obligations and to benefit from the rights of the Google Class C Settlement Agreement that are applicable to Google as if Alphabet were Google (the “Class C Undertaking”).

The terms of the Class C Undertaking require us to: (i) ensure that the Transfer Restriction Agreements (defined below) entered into by Larry, our Chief Executive Officer; Sergey, our President; and Eric E. Schmidt, our Executive Chairman; and certain of their respective affiliates cannot be waived or amended unless such amendment or waiver is first considered and recommended by a committee of two or more of the independent directors of our Board of Directors who do not hold Class B Common Stock, and then approved by every member of our Board of Directors, excluding Larry and Sergey; (ii) ensure that any waiver or amendment of the Transfer Restriction Agreements will be publicly disclosed at least 30 days before such waiver or amendment takes effect on a Form 8-K, Form 10-Q or Form 10-K; (iii) effective for three years from the Class C dividend payment date, prior to issuing more than 10 million shares of Class C Capital Stock as consideration in an acquisition or other business combination (excluding assumptions or conversions of equity for employees of acquired or combined companies), have our independent directors consider the effects of issuing such shares on our holders of Class A Common Stock and upon the company as a whole; and (iv) when the aggregate voting power of Larry and Sergey falls below 15% of the cumulative voting power of all our shareholders, have our Board of Directors consider in good faith whether it is no longer in our best interests to maintain a class of nonvoting stock and, if it so determines, take steps to cause the Class C Capital Stock to convert into Class A Common Stock.

Transfer Restriction Agreements

On October 2, 2015, we entered into a transfer restriction agreement with each of Larry, Sergey, Eric and certain of their respective affiliates (collectively, the “Transfer Restriction Agreements”). They are intended to limit the ability of Larry, Sergey, and Eric to sell their Alphabet stock in a manner that does not reduce their voting power. Under the Transfer Restriction Agreements, the parties are bound, without any modification, by the same restrictions, undertakings and obligations that are imposed under the transfer restriction agreements, related joinders and other documentation entered into with Google on March 25, 2014 in connection with the Google Class C Settlement (the “Google Transfer Restriction Agreements”).

Pursuant to the Transfer Restriction Agreements, none of Larry, Sergey, Eric, or certain of their respective affiliates that are party to the agreements (generally, trusts and other estate planning vehicles through which Larry, Sergey, and Eric hold all or a portion of their shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock) may sell, assign, transfer, convey or hypothecate any shares of Class C Capital Stock if, as a result of such sale, transfer, conveyance or hypothecation, they, together with certain of their respective affiliates, would own more shares of Class B Common Stock than shares of Class C Capital Stock. If at any time either Larry, Sergey, or Eric, in each case together with certain of his respective affiliates, owns more shares of Class B Common Stock than shares of Class C Capital Stock, then Larry, Sergey, or Eric, as the case may be, and his respective affiliates, will be deemed to have automatically converted that number of shares of Class B Common Stock into shares of Class A Common Stock such that after such conversion he and his affiliates own an equal number of shares of Class B Common Stock as he and his affiliates own of shares of Class C Capital Stock. The required maximum ratio of shares of Class B Common Stock to shares of Class C Capital Stock owned by Larry, Sergey and Eric is subject to adjustment in connection with certain dividends, stock splits, distributions or recapitalizations.

Larry, Sergey, Eric, and certain of their respective affiliates that are party to the Transfer Restriction Agreements may transfer shares of Class B Common Stock to their affiliates as permitted by the terms of our Certificate of Incorporation only if, immediately following such transfer, Larry, Sergey, or Eric, as the case may be, and his respective affiliates, would own an aggregate number of shares of Class B Common Stock equal to or less than the number of shares of Class C Capital Stock that he and his affiliates own. Additionally, Larry, Sergey, Eric, and certain of their respective affiliates that are party to the Transfer Restriction Agreements may transfer shares of Class C Capital Stock to their affiliates only if, immediately following such transfer, Larry, Sergey, or Eric, as the case may be, and his respective affiliates, would own an aggregate number of shares of Class B Common Stock equal to or less than the number of shares of Class C Capital Stock that he and his affiliates own. However, each of Larry and his affiliates that are party to his Transfer Restriction Agreement and Sergey and his affiliates that are party to his Transfer Restriction Agreement may not transfer shares of Class B Common Stock to another person in a transfer that does not result in the automatic conversion of such shares of Class B Common Stock into Class A Common Stock pursuant to the terms of the Certificate of Incorporation unless Larry or Sergey, as the case may be, and his respective affiliates, transfer, in the same manner and to the same extent, an equal number of shares of Class C Capital Stock to the transferee.

In the event of (1) any merger, consolidation, or other business combination requiring the approval of the holders of our capital stock (whether or not Alphabet is the surviving entity), or the acquisition of all or substantially all of our assets, (2) any tender or exchange offer by any third party to acquire a majority of the shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock, or (3) any tender or exchange offer by us to acquire any shares of Class A Common Stock, Class B Common Stock, or Class C Capital Stock, none of Larry, Sergey, Eric, and certain of their respective affiliates that are party to the Transfer Restriction Agreements may sell, transfer or exchange, directly or indirectly, any shares of Class A Common Stock, Class B Common Stock, or Class C Capital Stock in connection with such transaction or in a related transaction for (a) with respect to their shares of Class A Common Stock or Class B Common Stock, an amount per share greater than the holders of shares of Class A Common Stock receive in such transaction or a form of consideration different from the form that the holders of shares of Class A Common Stock would receive, or may elect to receive, in such transaction; or (b) with respect to their shares of Class C Capital Stock, an amount per share greater than the holders of shares of Class C Capital Stock receive in such transaction or a form of consideration different from the form that the holders of shares of Class C Capital Stock would receive, or may elect to receive, in such transaction (the “Founder Equal Treatment Provision”).

With respect to Larry, Sergey, and certain of their respective affiliates, the applicable Transfer Restriction Agreements generally terminate when they collectively hold less than 34% of our total outstanding voting power. However, the Founder Equal Treatment Provision never terminates.

With respect to Eric and certain of his affiliates, the applicable Transfer Restriction Agreement generally terminates when they collectively hold less than 2% of our total outstanding voting power. However, the Founder Equal Treatment Provision never terminates.

As required under the terms of the Class C Settlement Agreement, the Transfer Restriction Agreements may only be amended or waived if such amendment or waiver is (i) first considered and recommended by a committee of two or more independent directors of our Board of Directors who do not hold Class B Common Stock and (ii) then approved by every member of our Board of Directors, excluding Larry and Sergey. Any Transfer Restriction Agreement amendment or waiver will be publicly disclosed by Alphabet on a Form 8-K, Form 10-Q or Form 10-K at least 30 days before such amendment or waiver takes effect.

Preferred Stock

We are authorized to issue, without approval by our stockholders, up to a total of 100,000,000 shares of preferred stock in one or more series. Our Board of Directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers, and other rights, and any qualifications, limitations or restrictions of the shares of a series of preferred stock. Our Board of Directors could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of Class A Common Stock, Class B Common Stock and Class C Capital Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Alphabet and might harm the market price of our Class A Common Stock or Class C Capital Stock.

The particular terms of any series of preferred stock offered by us may include:

•	the number of shares of the preferred stock being offered;

•	the title and liquidation preference per share of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate;

•	the dates on which dividends will be paid;

•	whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions applicable to the preferred stock;

•	any securities exchange on which the preferred stock may be listed; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.

Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates established by such series of preferred stock. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by our Board of Directors. Dividends on preferred stock may be cumulative or noncumulative. If our Board of Directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our Certificate of Incorporation and Bylaws and of the DGCL could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. In particular, our capital structure concentrates ownership of our voting stock in the hands of Larry, Sergey, and Eric. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock or Class C Capital Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Three Classes of Stock

As discussed above, our Class B Common Stock has 10 votes per share, while our Class A Common Stock has one vote per share and our Class C Capital Stock has no voting rights (unless otherwise required by law). As a result of their ownership of a substantial portion of our Class B Common Stock, Larry and Sergey currently have the ability to elect all of our directors and to determine the outcome of most matters submitted for a vote of our stockholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other stockholders may view as beneficial.

Because the Class C Capital Stock has no voting rights (except as required by law), the issuance of Class C Capital Stock will not result in voting dilution to the holders of shares of Class A Common Stock or Class B Common Stock. As a result, the issuance of Class C Capital Stock could prolong the duration of Larry and Sergey’s current relative ownership of our voting power and their ability to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders.

So long as Larry and Sergey have the ability to determine the outcome of most matters submitted to a vote of our stockholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, our three classes of stock may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of our voting securities representing more than 2% of our outstanding shares at the time of issuance and that results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•	a majority of the voting power of our outstanding capital stock; and

•	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Limits on Ability of Stockholders to Act by Written Consent

We have provided in our Certificate of Incorporation and Bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, no stockholder, regardless of how large its holdings of our stock are, would be able to amend our Bylaws or remove directors without holding a stockholders meeting.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who owns 15% or more of a corporation’s outstanding voting securities, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities, and affiliates and associates of such person. The existence of this provision may have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of capital stock held by stockholders.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of material U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders. A “Non-U.S. Holder” means:

•	a nonresident alien individual;

•	a foreign corporation, or

•	a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of such common stock.

This discussion deals only with Class C Capital Stock held as capital assets by Non-U.S. Holders who purchased Class C Capital Stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of Class C Capital Stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, hold more than 5% of our Class C Capital Stock, certain former citizens or residents of the United States, are a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of Class C Capital Stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this summary is based on the tax laws of the United States, including the Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Sale, Exchange or Other Taxable Disposition of Class C Capital Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of Class C Capital Stock unless:

•	the gain is effectively connected with your trade or business in the United States, or

•	in the case of an individual who holds the Class C Capital Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met.

Additionally, pursuant to the Foreign Account Tax Compliance Act (FATCA), withholding at a rate of 30% will generally be required in certain circumstances, after December 31, 2018, on gross proceeds from the disposition of Class C Capital Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class C Capital Stock is held will affect the determination of whether such withholding is required. Similarly, after December 31, 2018, gross proceeds from the disposition of Class C Capital Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor generally will be required to provide to the IRS. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in Class C Capital Stock and the potential for a refund or credit in the case of any withholding tax.

Information Reporting and Backup Withholding

Information reporting and backup withholding will not generally apply to proceeds a Non-U.S. Holder receives upon the sale, exchange, redemption, retirement or other disposition of Class C Capital Stock effected outside of the United States by a foreign office of a foreign broker, or if the Non-U.S. Holder properly certifies its Non-U.S. Holder status on an IRS Form W-8 or substantially similar form.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Shares of our Class C Capital Stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION

The shares of Class C Capital Stock listed in the table appearing under “Selling Stockholders” are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of Class C Capital Stock covered by this prospectus does not mean, however, that those shares of Class C Capital Stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the Class C Capital Stock by the selling stockholders.

The selling stockholders may sell such shares of Class C Capital Stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	through The Nasdaq Global Select Market or on any national securities exchange or quotation service on which the shares of Class C Capital Stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the exercise of purchased or written options;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law and our insider trading policy.

In connection with sales of the Class C Capital Stock or otherwise, a selling stockholder that is neither an employee of Alphabet nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class C Capital Stock in the course of hedging the positions they assume and such selling stockholder may also sell short the shares of Class C Capital Stock and deliver such shares to close out such short positions, or loan or pledge shares of Class C Capital Stock to broker-dealers that in turn may sell such securities.

If underwriters are used in a firm commitment underwriting, the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of Class C Capital Stock that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of Class C Capital Stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.

The shares of Class C Capital Stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of Class C Capital Stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of Class C Capital Stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of Class C Capital Stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of Class C Capital Stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

•	purchases of the shares of Class C Capital Stock by a broker-dealer as principal and resales of the shares of Class C Capital Stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of Class C Capital Stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required by applicable law.

The selling stockholders may also sell shares of the Class C Capital Stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell any of the shares of Class C Capital Stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of Class C Capital Stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments that these underwriters, dealers or agents may be required to make.

The aggregate proceeds to the selling stockholders from the sale of the shares of Class C Capital Stock offered by the selling stockholders hereby will be the purchase price of such shares less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Class C Capital Stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of Class C Capital Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of Class C Capital Stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of Class C Capital Stock by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the shares of Class C Capital Stock offered by them pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of Class C Capital Stock by other means not described in this prospectus. Moreover, any shares of Class C Capital Stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of Class C Capital Stock offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents previously filed with the SEC are hereby incorporated by reference in this prospectus (other than portions of these documents that are furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 11, 2016 (the “Annual Report”);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from Google’s definitive proxy statement on Schedule 14A, filed with the SEC on April 23, 2015 together with Google’s Current Reports on Form 8-K, filed with the SEC on March 24, 2015 and March 26, 2015, and our Current Report on Form 8-K filed on October 2, 2015; and

•	the description of our Class C Capital Stock contained on Form 8-K12B, filed with the SEC on October 2, 2015 pursuant to Section 12(b) of the Exchange Act.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under applicable SEC rules rather than filed.

Alphabet hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be directed to our Investor Relations department, at the following address:

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

(650) 253-0000

Email: investor-relations@abc.xyz

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

Our internet address is abc.xyz and the investor relations section of our website is located at https://abc.xyz/investor/. We make available free of charge, on or through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on, or accessible through, our websites that is not specifically incorporated by reference herein is not a part of this prospectus.

The shares of Class C Capital Stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class C Capital Stock.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Alphabet and the shares of our Class C Capital Stock, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth fees and expenses payable by the registrant in connection with the issuance and distribution of the shares of Class C Capital Stock being registered hereby. All amounts set forth below are estimates.

Amount to Be Paid
Commission registration fee	$23,003
Printing fees	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	10,000
Miscellaneous	5,000

Total	$193,003

Item 15.	Indemnification of Officers and Directors.

As of the date of this filing, Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, provides in regard to indemnification of directors and officers as follows:

145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Section 145 of the DGCL, the registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•	The registrant will indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend or repeal the bylaw or certificate of incorporation provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The registration rights agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s Class C Capital Stock on behalf of such investors. These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In connection with an offering of the Class C Capital Stock registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by reference herein
		From	Date

1.1	Form of Underwriting Agreement *

3.1	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

3.2	Amended and Restated Bylaws of Alphabet Inc., dated October 2, 2015	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.1	Registration Rights Agreement dated as of December 14, 2015	Filed herewith

4.2	Specimen Class C Capital Stock Certificate	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.3	Class C Undertaking	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.4	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Larry Page	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.5	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Sergey Brin	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.6	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Eric E. Schmidt and certain of his affiliates	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

Exhibit Number	Description	Incorporated by reference herein
		From	Date
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 to this Registration Statement)	Filed herewith

24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)	Filed herewith

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference, if applicable.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 12, 2016.

ALPHABET INC.

By:	/s/ LARRY PAGE
Larry Page
Chief Executive Officer

POWER OF ATTORNEY

The undersigned director of Alphabet Inc., a Delaware corporation, whose signature appears below hereby constitutes and appoints Larry Page, David C. Drummond, Ruth Porat and Kent Walker and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign registration statements to be filed on Form S-3 or other applicable form, with all exhibits thereto, or any and all amendments (including pre-effective and post-effective amendments) and supplements to a registration statement and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ LARRY PAGE Larry Page	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2016

/s/ RUTH PORAT Ruth Porat	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2016

/s/ ERIC E. SCHMIDT Eric E. Schmidt	Executive Chairman of the Board of Directors	February 12, 2016

/s/ SERGEY BRIN Sergey Brin	President and Director	February 12, 2016

/s/ L. JOHN DOERR L. John Doerr	Director	February 12, 2016

/s/ DIANE B. GREENE Diane B. Greene	Director	February 12, 2016

/s/ JOHN L. HENNESSY John L. Hennessy	Director	February 12, 2016

Signature	Title	Date

/s/ ANN MATHER Ann Mather	Director	February 12, 2016

/s/ ALAN R. MULALLY Alan R. Mulally	Director	February 12, 2016

/s/ PAUL S. OTELLINI Paul S. Otellini	Director	February 12, 2016

/s/ K. RAM SHRIRAM K. Ram Shriram	Director	February 12, 2016

/s/ SHIRLEY M. TILGHMAN Shirley M. Tilghman	Director	February 12, 2016

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by reference herein
		From	Date

1.1	Form of Underwriting Agreement *

3.1	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

3.2	Amended and Restated Bylaws of Alphabet Inc., dated October 2, 2015	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.1	Registration Rights Agreement dated as of December 14, 2015	Filed herewith

4.2	Specimen Class C Capital Stock Certificate	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.3	Class C Undertaking	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.4	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Larry Page	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.5	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Sergey Brin	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

4.6	Transfer Restriction Agreement, dated October 2, 2015, between Alphabet Inc. and Eric E. Schmidt and certain of his affiliates	Current Report on Form 8-K (File No. 001-37580)	October 2, 2015

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 to this Registration Statement)	Filed herewith

24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)	Filed herewith

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference, if applicable.